UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 13G
(Rule 13d-102)

INFORMATION TO BE INCLUDED IN STATEMENTS FILED PURSUANT TO RULES 13d-1 (b),
(c) AND (d) AND AMENDMENTS THERETO FILED PURSUANT TO 13d-2 (b)
(Amendment No.     )*

Inphi Corporation

(Name of Issuer)

Common Stock

(Title of Class of Securities)

45772F107

(CUSIP Number)

December 31, 2010

(Date of Event Which Requires Filing of this Statement)

Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

☐	Rule 13d-1(b)
☐	Rule 13d-1(c)
☒	Rule 13d-1(d)

*The remainder of this cover page shall be filled out for a reporting person’s initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page.

The information required on the remainder of this cover page shall not be deemed to be “filed” for the purpose of Section 18 of the Securities Exchange Act of 1934 (“Act”) or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

CUSIP No. 45772F107	13 G

1	Names of Reporting Persons. Pacven Walden Ventures V, L.P.

2	Check the Appropriate Box if a Member of a Group*
	(a)	☐
	(b)	☒ (1)

3	SEC Use Only

4	Citizenship or Place of Organization Cayman Islands

Number of Shares Beneficially Owned by Each Reporting Person With	5	Sole Voting Power 2,274,888 shares of Common Stock (2)

	6	Shared Voting Power 0 shares

	7	Sole Dispositive Power 2,274,888 shares of Common Stock (2)

	8	Shared Dispositive Power 0 shares

9	Aggregate Amount Beneficially Owned by Each Reporting Person 2,274,888 shares of Common Stock (2)

10	Check Box if the Aggregate Amount in Row (9) Excludes Certain Shares* ☐

11	Percent of Class Represented by Amount in Row 9 9.0% (3)

12	Type of Reporting Person* PN

(1)   This Schedule 13G is filed by Pacven Walden Ventures V, L.P. (“Pacven V”), Pacven Walden Ventures Parallel V-A C.V. (“Pacven Parallel V-A”), Pacven Walden Ventures Parallel V-B C.V. (“Pacven Parallel V-B”), Pacven Walden Ventures V Associates Fund, L.P. (“Pacven Associates V”), Pacven Walden Ventures V-QP Associates Fund, L.P. (“Pacven Associates V-QP”), Asian Venture Capital Investment Corp. (“Asian Venture”), International Venture Capital Investment Corp. (“International Venture”), International Venture Capital Investment III Corp. (“International Venture III”), Seed Ventures III Pte Ltd. (“Seed Ventures”), Pacven Walden Ventures VI, L.P. (“Pacven VI”), Pacven Walden Ventures Parallel VI, L.P. (“Pacven Parallel VI”), Lip-Bu Tan (“Tan”), Andrew Kau (“Kau”), Hock Voon Loo (“Loo”), Brian Chiang (“Chiang”) and Mary Coleman (“Coleman” and together with Pacven V, Pacven Parallel V-A, Pacven Parallel V-B, Pacven Associates V, Pacven Associates V-QP, Asian Venture, International Venture, International Venture III, Seed Ventures, Pacven VI, Pacven Parallel VI, Tan, Kau, Loo and Chiang, collectively, the “Reporting Persons”).  The Reporting Persons expressly disclaim status as a “group” for purposes of this Schedule 13G.

(2)   On April 6, 2011, the reporting person sold 253,597 shares in a registered public offering and currently holds 2,021,291 shares of Common Stock, representing a beneficial ownership of 7.29%, calculated based upon 27,729,683 shares of Common Stock outstanding as of November 2, 2011 as set forth in the Issuer’s most recent 10-Q filed with the Securities and Exchange Commission on November 4, 2011.

(3)   This percentage is calculated based upon 25,388,810 shares of Common Stock outstanding as of February 23, 2011 as set forth in the Issuer’s most recent 10-K filed with the Securities and Exchange Commissions on March 7, 2011.

CUSIP No. 45772F107	13 G

1	Names of Reporting Persons. Pacven Walden Ventures Parallel V-A C.V.

2	Check the Appropriate Box if a Member of a Group*
	(a)	☐
	(b)	☒ (1)

3	SEC Use Only

4	Citizenship or Place of Organization Netherlands

Number of Shares Beneficially Owned by Each Reporting Person With	5	Sole Voting Power 52,423 shares of Common Stock (2)

	6	Shared Voting Power 0 shares

	7	Sole Dispositive Power 52,423 shares of Common Stock (2)

	8	Shared Dispositive Power 0 shares

9	Aggregate Amount Beneficially Owned by Each Reporting Person 52,423 shares of Common Stock (2)

10	Check Box if the Aggregate Amount in Row (9) Excludes Certain Shares* ☐

11	Percent of Class Represented by Amount in Row 9 0.2% (3)

12	Type of Reporting Person* PN

(1)   This Schedule 13G is filed by Pacven Walden Ventures V, L.P. (“Pacven V”), Pacven Walden Ventures Parallel V-A C.V. (“Pacven Parallel V-A”), Pacven Walden Ventures Parallel V-B C.V. (“Pacven Parallel V-B”), Pacven Walden Ventures V Associates Fund, L.P. (“Pacven Associates V”), Pacven Walden Ventures V-QP Associates Fund, L.P. (“Pacven Associates V-QP”), Asian Venture Capital Investment Corp. (“Asian Venture”), International Venture Capital Investment Corp. (“International Venture”), International Venture Capital Investment III Corp. (“International Venture III”), Seed Ventures III Pte Ltd. (“Seed Ventures”), Pacven Walden Ventures VI, L.P. (“Pacven VI”), Pacven Walden Ventures Parallel VI, L.P. (“Pacven Parallel VI”), Lip-Bu Tan (“Tan”), Andrew Kau (“Kau”), Hock Voon Loo (“Loo”), Brian Chiang (“Chiang”) and Mary Coleman (“Coleman” and together with Pacven V, Pacven Parallel V-A, Pacven Parallel V-B, Pacven Associates V, Pacven Associates V-QP, Asian Venture, International Venture, International Venture III, Seed Ventures, Pacven VI, Pacven Parallel VI, Tan, Kau, Loo and Chiang, collectively, the “Reporting Persons”).  The Reporting Persons expressly disclaim status as a “group” for purposes of this Schedule 13G.

(2)   On April 6, 2011, the reporting person sold 5,844 shares in a registered public offering and currently holds 46,579 shares of Common Stock, representing a beneficial ownership of 0.2%, calculated based upon 27,729,683 shares of Common Stock outstanding as of November 2, 2011 as set forth in the Issuer’s most recent 10-Q filed with the Securities and Exchange Commission on November 4, 2011.

(3)   This percentage is calculated based upon 25,388,810 shares of Common Stock outstanding as of February 23, 2011 as set forth in the Issuer’s most recent 10-K filed with the Securities and Exchange Commissions on March 7, 2011.

CUSIP No. 45772F107	13 G

1	Names of Reporting Persons Pacven Walden Ventures Parallel V-B C.V.

2	Check the Appropriate Box if a Member of a Group*
	(a)	☐
	(b)	☒ (1)

3	SEC Use Only

4	Citizenship or Place of Organization Netherlands

Number of Shares Beneficially Owned by Each Reporting Person With	5	Sole Voting Power 52,423 shares of Common Stock (2)

	6	Shared Voting Power 0 shares

	7	Sole Dispositive Power 52,423 shares of Common Stock (2)

	8	Shared Dispositive Power 0 shares

9	Aggregate Amount Beneficially Owned by Each Reporting Person 52,423 shares of Common Stock (2)

10	Check Box if the Aggregate Amount in Row (9) Excludes Certain Shares* ☐

11	Percent of Class Represented by Amount in Row 90 0.2% (3)

12	Type of Reporting Person* PN

(1)   This Schedule 13G is filed by Pacven Walden Ventures V, L.P. (“Pacven V”), Pacven Walden Ventures Parallel V-A C.V. (“Pacven Parallel V-A”), Pacven Walden Ventures Parallel V-B C.V. (“Pacven Parallel V-B”), Pacven Walden Ventures V Associates Fund, L.P. (“Pacven Associates V”), Pacven Walden Ventures V-QP Associates Fund, L.P. (“Pacven Associates V-QP”), Asian Venture Capital Investment Corp. (“Asian Venture”), International Venture Capital Investment Corp. (“International Venture”), International Venture Capital Investment III Corp. (“International Venture III”), Seed Ventures III Pte Ltd. (“Seed Ventures”), Pacven Walden Ventures VI, L.P. (“Pacven VI”), Pacven Walden Ventures Parallel VI, L.P. (“Pacven Parallel VI”), Lip-Bu Tan (“Tan”), Andrew Kau (“Kau”), Hock Voon Loo (“Loo”), Brian Chiang (“Chiang”) and Mary Coleman (“Coleman” and together with Pacven V, Pacven Parallel V-A, Pacven Parallel V-B, Pacven Associates V, Pacven Associates V-QP, Asian Venture, International Venture, International Venture III, Seed Ventures, Pacven VI, Pacven Parallel VI, Tan, Kau, Loo and Chiang, collectively, the “Reporting Persons”).  The Reporting Persons expressly disclaim status as a “group” for purposes of this Schedule 13G.

(2)   On April 6, 2011, the reporting person sold 5,844 shares in a registered public offering and currently holds 46,579 shares of Common Stock, representing a beneficial ownership of 0.2%, calculated based upon 27,729,683 shares of Common Stock outstanding as of November 2, 2011 as set forth in the Issuer’s most recent 10-Q filed with the Securities and Exchange Commission on November 4, 2011.

(3)   This percentage is calculated based upon 25,388,810 shares of Common Stock outstanding as of February 23, 2011 as set forth in the Issuer’s most recent 10-K filed with the Securities and Exchange Commissions on March 7, 2011.

CUSIP No. 45772F107	13 G

1	Names of Reporting Persons Pacven Walden Ventures V Associates Fund, L.P.

2	Check the Appropriate Box if a Member of a Group*
	(a)	☐
	(b)	☒ (1)

3	SEC Use Only

4	Citizenship or Place of Organization Cayman Islands

Number of Shares Beneficially Owned by Each Reporting Person With	5	Sole Voting Power 5,576 shares of Common stock (2)

	6	Shared Voting Power 0 shares

	7	Sole Dispositive Power 5,576 shares of Common stock (2)

	8	Shared Dispositive Power 0 shares

9	Aggregate Amount Beneficially Owned by Each Reporting Person 5,576 shares of Common stock (2)

10	Check Box if the Aggregate Amount in Row (9) Excludes Certain Shares* ☐

11	Percent of Class Represented by Amount in Row 9 0.1% (3)

12	Type of Reporting Person* PN

(1)   This Schedule 13G is filed by Pacven Walden Ventures V, L.P. (“Pacven V”), Pacven Walden Ventures Parallel V-A C.V. (“Pacven Parallel V-A”), Pacven Walden Ventures Parallel V-B C.V. (“Pacven Parallel V-B”), Pacven Walden Ventures V Associates Fund, L.P. (“Pacven Associates V”), Pacven Walden Ventures V-QP Associates Fund, L.P. (“Pacven Associates V-QP”), Asian Venture Capital Investment Corp. (“Asian Venture”), International Venture Capital Investment Corp. (“International Venture”), International Venture Capital Investment III Corp. (“International Venture III”), Seed Ventures III Pte Ltd. (“Seed Ventures”), Pacven Walden Ventures VI, L.P. (“Pacven VI”), Pacven Walden Ventures Parallel VI, L.P. (“Pacven Parallel VI”), Lip-Bu Tan (“Tan”), Andrew Kau (“Kau”), Hock Voon Loo (“Loo”), Brian Chiang (“Chiang”) and Mary Coleman (“Coleman” and together with Pacven V, Pacven Parallel V-A, Pacven Parallel V-B, Pacven Associates V, Pacven Associates V-QP, Asian Venture, International Venture, International Venture III, Seed Ventures, Pacven VI, Pacven Parallel VI, Tan, Kau, Loo and Chiang, collectively, the “Reporting Persons”).  The Reporting Persons expressly disclaim status as a “group” for purposes of this Schedule 13G.

(2)   On April 6, 2011, the reporting person sold 621 shares in a registered public offering and currently holds 4,955 shares of Common Stock, representing a beneficial ownership of 0.2%, calculated based upon 27,729,683 shares of Common Stock outstanding as of November 2, 2011 as set forth in the Issuer’s most recent 10-Q filed with the Securities and Exchange Commission on November 4, 2011.

(3)   This percentage is calculated based upon 25,388,810 shares of Common Stock outstanding as of February 23, 2011 as set forth in the Issuer’s most recent 10-K filed with the Securities and Exchange Commissions on March 7, 2011.

CUSIP No. 45772F107	13 G

1	Names of Reporting Persons Pacven Walden Ventures V-QP Associates Fund, L.P.

2	Check the Appropriate Box if a Member of a Group*
	(a)	☐
	(b)	☒ (1)

3	SEC Use Only

4	Citizenship or Place of Organization Cayman Islands

Number of Shares Beneficially Owned by Each Reporting Person With	5	Sole Voting Power 36,672 shares of Common stock (2)

	6	Shared Voting Power 0 shares

	7	Sole Dispositive Power 36,672 shares of Common stock (2)

	8	Shared Dispositive Power 0 shares

9	Aggregate Amount Beneficially Owned by Each Reporting Person 36,672 shares of Common stock (2)

10	Check Box if the Aggregate Amount in Row (9) Excludes Certain Shares* ☐

11	Percent of Class Represented by Amount in Row 9 0.1% (3)

12	Type of Reporting Person* PN

(1)   This Schedule 13G is filed by Pacven Walden Ventures V, L.P. (“Pacven V”), Pacven Walden Ventures Parallel V-A C.V. (“Pacven Parallel V-A”), Pacven Walden Ventures Parallel V-B C.V. (“Pacven Parallel V-B”), Pacven Walden Ventures V Associates Fund, L.P. (“Pacven Associates V”), Pacven Walden Ventures V-QP Associates Fund, L.P. (“Pacven Associates V-QP”), Asian Venture Capital Investment Corp. (“Asian Venture”), International Venture Capital Investment Corp. (“International Venture”), International Venture Capital Investment III Corp. (“International Venture III”), Seed Ventures III Pte Ltd. (“Seed Ventures”), Pacven Walden Ventures VI, L.P. (“Pacven VI”), Pacven Walden Ventures Parallel VI, L.P. (“Pacven Parallel VI”), Lip-Bu Tan (“Tan”), Andrew Kau (“Kau”), Hock Voon Loo (“Loo”), Brian Chiang (“Chiang”) and Mary Coleman (“Coleman” and together with Pacven V, Pacven Parallel V-A, Pacven Parallel V-B, Pacven Associates V, Pacven Associates V-QP, Asian Venture, International Venture, International Venture III, Seed Ventures, Pacven VI, Pacven Parallel VI, Tan, Kau, Loo and Chiang, collectively, the “Reporting Persons”).  The Reporting Persons expressly disclaim status as a “group” for purposes of this Schedule 13G.

(2)   On April 6, 2011, the reporting person sold 4,088 shares in a registered public offering and currently holds 32,584 shares of Common Stock, representing a beneficial ownership of 0.1%, calculated based upon 27,729,683 shares of Common Stock outstanding as of November 2, 2011 as set forth in the Issuer’s most recent 10-Q filed with the Securities and Exchange Commission on November 4, 2011.

(3)   This percentage is calculated based upon 25,388,810 shares of Common Stock outstanding as of February 23, 2011 as set forth in the Issuer’s most recent 10-K filed with the Securities and Exchange Commissions on March 7, 2011.

CUSIP No. 45772F107	13 G

1	Names of Reporting Persons Asian Venture Capital Investment Corp.

2	Check the Appropriate Box if a Member of a Group*
	(a)	☐
	(b)	☒ (1)

3	SEC Use Only

4	Citizenship or Place of Organization Taiwan

Number of Shares Beneficially Owned by Each Reporting Person With	5	Sole Voting Power 59,210 shares of Common stock (2)

	6	Shared Voting Power 0 shares

	7	Sole Dispositive Power 59,210 shares of Common stock (2)

	8	Shared Dispositive Power 0 shares

9	Aggregate Amount Beneficially Owned by Each Reporting Person 59,210 shares of Common stock (2)

10	Check Box if the Aggregate Amount in Row (9) Excludes Certain Shares* ☐

11	Percent of Class Represented by Amount in Row 9 0.2% (3)

12	Type of Reporting Person* PN

(1)   This Schedule 13G is filed by Pacven Walden Ventures V, L.P. (“Pacven V”), Pacven Walden Ventures Parallel V-A C.V. (“Pacven Parallel V-A”), Pacven Walden Ventures Parallel V-B C.V. (“Pacven Parallel V-B”), Pacven Walden Ventures V Associates Fund, L.P. (“Pacven Associates V”), Pacven Walden Ventures V-QP Associates Fund, L.P. (“Pacven Associates V-QP”), Asian Venture Capital Investment Corp. (“Asian Venture”), International Venture Capital Investment Corp. (“International Venture”), International Venture Capital Investment III Corp. (“International Venture III”), Seed Ventures III Pte Ltd. (“Seed Ventures”), Pacven Walden Ventures VI, L.P. (“Pacven VI”), Pacven Walden Ventures Parallel VI, L.P. (“Pacven Parallel VI”), Lip-Bu Tan (“Tan”), Andrew Kau (“Kau”), Hock Voon Loo (“Loo”), Brian Chiang (“Chiang”) and Mary Coleman (“Coleman” and together with Pacven V, Pacven Parallel V-A, Pacven Parallel V-B, Pacven Associates V, Pacven Associates V-QP, Asian Venture, International Venture, International Venture III, Seed Ventures, Pacven VI, Pacven Parallel VI, Tan, Kau, Loo and Chiang, collectively, the “Reporting Persons”).  The Reporting Persons expressly disclaim status as a “group” for purposes of this Schedule 13G.

(2)   On April 6, 2011, the reporting person sold 6,601 shares in a registered public offering and currently holds 52,609 shares of Common Stock, representing a beneficial ownership of 0.2%, calculated based upon 27,729,683 shares of Common Stock outstanding as of November 2, 2011 as set forth in the Issuer’s most recent 10-Q filed with the Securities and Exchange Commission on November 4, 2011.

(3)   This percentage is calculated based upon 25,388,810 shares of Common Stock outstanding as of February 23, 2011 as set forth in the Issuer’s most recent 10-K filed with the Securities and Exchange Commissions on March 7, 2011.

CUSIP No. 45772F107	13 G

1	Names of Reporting Persons International Venture Capital Investment Corp.

2	Check the Appropriate Box if a Member of a Group*
	(a)	☐
	(b)	☒ (1)

3	SEC Use Only

4	Citizenship or Place of Organization Taiwan

Number of Shares Beneficially Owned by Each Reporting Person With	5	Sole Voting Power 59,210 shares of Common stock (2)

	6	Shared Voting Power 0 shares

	7	Sole Dispositive Power 59,210 shares of Common stock (2)

	8	Shared Dispositive Power 0 shares

9	Aggregate Amount Beneficially Owned by Each Reporting Person 59,210 shares of Common stock (2)

10	Check Box if the Aggregate Amount in Row (9) Excludes Certain Shares* ☐

11	Percent of Class Represented by Amount in Row 9 0.2% (3)

12	Type of Reporting Person* PN

(1)   This Schedule 13G is filed by Pacven Walden Ventures V, L.P. (“Pacven V”), Pacven Walden Ventures Parallel V-A C.V. (“Pacven Parallel V-A”), Pacven Walden Ventures Parallel V-B C.V. (“Pacven Parallel V-B”), Pacven Walden Ventures V Associates Fund, L.P. (“Pacven Associates V”), Pacven Walden Ventures V-QP Associates Fund, L.P. (“Pacven Associates V-QP”), Asian Venture Capital Investment Corp. (“Asian Venture”), International Venture Capital Investment Corp. (“International Venture”), International Venture Capital Investment III Corp. (“International Venture III”), Seed Ventures III Pte Ltd. (“Seed Ventures”), Pacven Walden Ventures VI, L.P. (“Pacven VI”), Pacven Walden Ventures Parallel VI, L.P. (“Pacven Parallel VI”), Lip-Bu Tan (“Tan”), Andrew Kau (“Kau”), Hock Voon Loo (“Loo”), Brian Chiang (“Chiang”) and Mary Coleman (“Coleman” and together with Pacven V, Pacven Parallel V-A, Pacven Parallel V-B, Pacven Associates V, Pacven Associates V-QP, Asian Venture, International Venture, International Venture III, Seed Ventures, Pacven VI, Pacven Parallel VI, Tan, Kau, Loo and Chiang, collectively, the “Reporting Persons”).  The Reporting Persons expressly disclaim status as a “group” for purposes of this Schedule 13G.

(2)   On April 6, 2011, the reporting person sold 6,601 shares in a registered public offering and currently holds 52,609 shares of Common Stock, representing a beneficial ownership of 0.2%, calculated based upon 27,729,683 shares of Common Stock outstanding as of November 2, 2011 as set forth in the Issuer’s most recent 10-Q filed with the Securities and Exchange Commission on November 4, 2011.

(3)   This percentage is calculated based upon 25,388,810 shares of Common Stock outstanding as of February 23, 2011 as set forth in the Issuer’s most recent 10-K filed with the Securities and Exchange Commissions on March 7, 2011.

CUSIP No. 45772F107	13 G

1	Names of Reporting Persons International Venture Capital Investment III Corp.

2	Check the Appropriate Box if a Member of a Group*
	(a)	☐
	(b)	☒ (1)

3	SEC Use Only

4	Citizenship or Place of Organization Taiwan

Number of Shares Beneficially Owned by Each Reporting Person With	5	Sole Voting Power 59,210 shares of Common stock (2)

	6	Shared Voting Power 0 shares

	7	Sole Dispositive Power 59,210 shares of Common stock (2)

	8	Shared Dispositive Power 0 shares

9	Aggregate Amount Beneficially Owned by Each Reporting Person 59,210 shares of Common stock (2)

10	Check Box if the Aggregate Amount in Row (9) Excludes Certain Shares* ☐

11	Percent of Class Represented by Amount in Row 9 0.2% (3)

12	Type of Reporting Person* PN

(1)   This Schedule 13G is filed by Pacven Walden Ventures V, L.P. (“Pacven V”), Pacven Walden Ventures Parallel V-A C.V. (“Pacven Parallel V-A”), Pacven Walden Ventures Parallel V-B C.V. (“Pacven Parallel V-B”), Pacven Walden Ventures V Associates Fund, L.P. (“Pacven Associates V”), Pacven Walden Ventures V-QP Associates Fund, L.P. (“Pacven Associates V-QP”), Asian Venture Capital Investment Corp. (“Asian Venture”), International Venture Capital Investment Corp. (“International Venture”), International Venture Capital Investment III Corp. (“International Venture III”), Seed Ventures III Pte Ltd. (“Seed Ventures”), Pacven Walden Ventures VI, L.P. (“Pacven VI”), Pacven Walden Ventures Parallel VI, L.P. (“Pacven Parallel VI”), Lip-Bu Tan (“Tan”), Andrew Kau (“Kau”), Hock Voon Loo (“Loo”), Brian Chiang (“Chiang”) and Mary Coleman (“Coleman” and together with Pacven V, Pacven Parallel V-A, Pacven Parallel V-B, Pacven Associates V, Pacven Associates V-QP, Asian Venture, International Venture, International Venture III, Seed Ventures, Pacven VI, Pacven Parallel VI, Tan, Kau, Loo and Chiang, collectively, the “Reporting Persons”).  The Reporting Persons expressly disclaim status as a “group” for purposes of this Schedule 13G.

(2)   On April 6, 2011, the reporting person sold 6,601 shares in a registered public offering and currently holds 52,609 shares of Common Stock, representing a beneficial ownership of 0.2%, calculated based upon 27,729,683 shares of Common Stock outstanding as of November 2, 2011 as set forth in the Issuer’s most recent 10-Q filed with the Securities and Exchange Commission on November 4, 2011.

(3)   This percentage is calculated based upon 25,388,810 shares of Common Stock outstanding as of February 23, 2011 as set forth in the Issuer’s most recent 10-K filed with the Securities and Exchange Commissions on March 7, 2011.

CUSIP No. 45772F107	13 G

1	Names of Reporting Persons Seed Ventures III Pte Ltd.

2	Check the Appropriate Box if a Member of a Group*
	(a)	☐
	(b)	☒ (1)

3	SEC Use Only

4	Citizenship or Place of Organization Singapore

Number of Shares Beneficially Owned by Each Reporting Person With	5	Sole Voting Power 40,705 shares of Common stock (2)

	6	Shared Voting Power 0 shares

	7	Sole Dispositive Power 40,705 shares of Common stock (2)

	8	Shared Dispositive Power 0 shares

9	Aggregate Amount Beneficially Owned by Each Reporting Person 40,705 shares of Common stock (2)

10	Check Box if the Aggregate Amount in Row (9) Excludes Certain Shares* ☐

11	Percent of Class Represented by Amount in Row 9 0.2% (3)

12	Type of Reporting Person* PN

(1)   This Schedule 13G is filed by Pacven Walden Ventures V, L.P. (“Pacven V”), Pacven Walden Ventures Parallel V-A C.V. (“Pacven Parallel V-A”), Pacven Walden Ventures Parallel V-B C.V. (“Pacven Parallel V-B”), Pacven Walden Ventures V Associates Fund, L.P. (“Pacven Associates V”), Pacven Walden Ventures V-QP Associates Fund, L.P. (“Pacven Associates V-QP”), Asian Venture Capital Investment Corp. (“Asian Venture”), International Venture Capital Investment Corp. (“International Venture”), International Venture Capital Investment III Corp. (“International Venture III”), Seed Ventures III Pte Ltd. (“Seed Ventures”), Pacven Walden Ventures VI, L.P. (“Pacven VI”), Pacven Walden Ventures Parallel VI, L.P. (“Pacven Parallel VI”), Lip-Bu Tan (“Tan”), Andrew Kau (“Kau”), Hock Voon Loo (“Loo”), Brian Chiang (“Chiang”) and Mary Coleman (“Coleman” and together with Pacven V, Pacven Parallel V-A, Pacven Parallel V-B, Pacven Associates V, Pacven Associates V-QP, Asian Venture, International Venture, International Venture III, Seed Ventures, Pacven VI, Pacven Parallel VI, Tan, Kau, Loo and Chiang, collectively, the “Reporting Persons”).  The Reporting Persons expressly disclaim status as a “group” for purposes of this Schedule 13G.

(2)   On April 6, 2011, the reporting person sold 4,537 shares in a registered public offering and currently holds 36,168 shares of Common Stock, representing a beneficial ownership of 0.1%, calculated based upon 27,729,683 shares of Common Stock outstanding as of November 2, 2011 as set forth in the Issuer’s most recent 10-Q filed with the Securities and Exchange Commission on November 4, 2011.

(3)   This percentage is calculated based upon 25,388,810 shares of Common Stock outstanding as of February 23, 2011 as set forth in the Issuer’s most recent 10-K filed with the Securities and Exchange Commissions on March 7, 2011.

CUSIP No. 45772F107	13 G

1	Names of Reporting Persons Pacven Walden Ventures VI, L.P.

2	Check the Appropriate Box if a Member of a Group*
	(a)	☐
	(b)	☒ (1)

3	SEC Use Only

4	Citizenship or Place of Organization Cayman Islands

Number of Shares Beneficially Owned by Each Reporting Person With	5	Sole Voting Power 804,499 shares of Common stock (2)

	6	Shared Voting Power 0 shares

	7	Sole Dispositive Power 804,499 shares of Common stock (2)

	8	Shared Dispositive Power 0 shares

9	Aggregate Amount Beneficially Owned by Each Reporting Person 804,499 shares of Common stock (2)

10	Check Box if the Aggregate Amount in Row (9) Excludes Certain Shares* ☐

11	Percent of Class Represented by Amount in Row 9 3.2% (3)

12	Type of Reporting Person* PN

(1)   This Schedule 13G is filed by Pacven Walden Ventures V, L.P. (“Pacven V”), Pacven Walden Ventures Parallel V-A C.V. (“Pacven Parallel V-A”), Pacven Walden Ventures Parallel V-B C.V. (“Pacven Parallel V-B”), Pacven Walden Ventures V Associates Fund, L.P. (“Pacven Associates V”), Pacven Walden Ventures V-QP Associates Fund, L.P. (“Pacven Associates V-QP”), Asian Venture Capital Investment Corp. (“Asian Venture”), International Venture Capital Investment Corp. (“International Venture”), International Venture Capital Investment III Corp. (“International Venture III”), Seed Ventures III Pte Ltd. (“Seed Ventures”), Pacven Walden Ventures VI, L.P. (“Pacven VI”), Pacven Walden Ventures Parallel VI, L.P. (“Pacven Parallel VI”), Lip-Bu Tan (“Tan”), Andrew Kau (“Kau”), Hock Voon Loo (“Loo”), Brian Chiang (“Chiang”) and Mary Coleman (“Coleman” and together with Pacven V, Pacven Parallel V-A, Pacven Parallel V-B, Pacven Associates V, Pacven Associates V-QP, Asian Venture, International Venture, International Venture III, Seed Ventures, Pacven VI, Pacven Parallel VI, Tan, Kau, Loo and Chiang, collectively, the “Reporting Persons”).  The Reporting Persons expressly disclaim status as a “group” for purposes of this Schedule 13G.

(2)   On April 6, 2011, the reporting person sold 89,683 shares in a registered public offering and currently holds 714,816 shares of Common Stock, representing a beneficial ownership of 2.6%, calculated based upon 27,729,683 shares of Common Stock outstanding as of November 2, 2011 as set forth in the Issuer’s most recent 10-Q filed with the Securities and Exchange Commission on November 4, 2011.

(3)   This percentage is calculated based upon 25,388,810 shares of Common Stock outstanding as of February 23, 2011 as set forth in the Issuer’s most recent 10-K filed with the Securities and Exchange Commissions on March 7, 2011.

CUSIP No. 45772F107	13 G

1	Names of Reporting Persons Pacven Walden Ventures Parallel VI, L.P.

2	Check the Appropriate Box if a Member of a Group*
	(a)	☐
	(b)	☒ (1)

3	SEC Use Only

4	Citizenship or Place of Organization Cayman Islands

Number of Shares Beneficially Owned by Each Reporting Person With	5	Sole Voting Power 62,642 shares of Common stock (2)

	6	Shared Voting Power 0 shares

	7	Sole Dispositive Power 62,642 shares of Common stock (2)

	8	Shared Dispositive Power 0 shares

9	Aggregate Amount Beneficially Owned by Each Reporting Person 62,642 shares of Common stock (2)

10	Check Box if the Aggregate Amount in Row (9) Excludes Certain Shares* ☐

11	Percent of Class Represented by Amount in Row 9 0.2% (3)

12	Type of Reporting Person* PN

(1)   This Schedule 13G is filed by Pacven Walden Ventures V, L.P. (“Pacven V”), Pacven Walden Ventures Parallel V-A C.V. (“Pacven Parallel V-A”), Pacven Walden Ventures Parallel V-B C.V. (“Pacven Parallel V-B”), Pacven Walden Ventures V Associates Fund, L.P. (“Pacven Associates V”), Pacven Walden Ventures V-QP Associates Fund, L.P. (“Pacven Associates V-QP”), Asian Venture Capital Investment Corp. (“Asian Venture”), International Venture Capital Investment Corp. (“International Venture”), International Venture Capital Investment III Corp. (“International Venture III”), Seed Ventures III Pte Ltd. (“Seed Ventures”), Pacven Walden Ventures VI, L.P. (“Pacven VI”), Pacven Walden Ventures Parallel VI, L.P. (“Pacven Parallel VI”), Lip-Bu Tan (“Tan”), Andrew Kau (“Kau”), Hock Voon Loo (“Loo”), Brian Chiang (“Chiang”) and Mary Coleman (“Coleman” and together with Pacven V, Pacven Parallel V-A, Pacven Parallel V-B, Pacven Associates V, Pacven Associates V-QP, Asian Venture, International Venture, International Venture III, Seed Ventures, Pacven VI, Pacven Parallel VI, Tan, Kau, Loo and Chiang, collectively, the “Reporting Persons”).  The Reporting Persons expressly disclaim status as a “group” for purposes of this Schedule 13G.

(2)   On April 6, 2011, the reporting person sold 6,983 shares in a registered public offering and currently holds 55,659 shares of Common Stock, representing a beneficial ownership of 0.2%, calculated based upon 27,729,683 shares of Common Stock outstanding as of November 2, 2011 as set forth in the Issuer’s most recent 10-Q filed with the Securities and Exchange Commission on November 4, 2011.

(3)   This percentage is calculated based upon 25,388,810 shares of Common Stock outstanding as of February 23, 2011 as set forth in the Issuer’s most recent 10-K filed with the Securities and Exchange Commissions on March 7, 2011.

CUSIP No. 45772F107	13 G

1	Names of Reporting Persons Lip-Bu Tan

2	Check the Appropriate Box if a Member of a Group*
	(a)	☐
	(b)	☒ (1)

3	SEC Use Only

4	Citizenship or Place of Organization United States of America

Number of Shares Beneficially Owned by Each Reporting Person With	5	Sole Voting Power 3,982 shares

	6	Shared Voting Power 3,507,458 shares of Common Stock (2)(3)

	7	Sole Dispositive Power 3,982 shares

	8	Shared Dispositive Power 3,507,458 shares of Common Stock (2)(3)

9	Aggregate Amount Beneficially Owned by Each Reporting Person 3,511,440 shares of Common Stock (2)(3)

10	Check Box if the Aggregate Amount in Row (9) Excludes Certain Shares* ☐

11	Percent of Class Represented by Amount in Row 9 13.8% (4)

12	Type of Reporting Person* IN

(1)       This Schedule 13G is filed by Pacven Walden Ventures V, L.P. (“Pacven V”), Pacven Walden Ventures Parallel V-A C.V. (“Pacven Parallel V-A”), Pacven Walden Ventures Parallel V-B C.V. (“Pacven Parallel V-B”), Pacven Walden Ventures V Associates Fund, L.P. (“Pacven Associates V”), Pacven Walden Ventures V-QP Associates Fund, L.P. (“Pacven Associates V-QP”), Asian Venture Capital Investment Corp. (“Asian Venture”), International Venture Capital Investment Corp. (“International Venture”), International Venture Capital Investment III Corp. (“International Venture III”), Seed Ventures III Pte Ltd. (“Seed Ventures”), Pacven Walden Ventures VI, L.P. (“Pacven VI”), Pacven Walden Ventures Parallel VI, L.P. (“Pacven Parallel VI”), Lip-Bu Tan (“Tan”), Andrew Kau (“Kau”), Hock Voon Loo (“Loo”), Brian Chiang (“Chiang”) and Mary Coleman (“Coleman” and together with Pacven V, Pacven Parallel V-A, Pacven Parallel V-B, Pacven Associates V, Pacven Associates V-QP, Asian Venture, International Venture, International Venture III, Seed Ventures, Pacven VI, Pacven Parallel VI, Tan, Kau, Loo and Chiang, collectively, the “Reporting Persons”).  The Reporting Persons expressly disclaim status as a “group” for purposes of this Schedule 13G.

(2)       Includes: (i) 2,274,888 shares held by Pacven V, 52,423 shares held by Pacven Parallel V-A, 52,423 shares held by Pacven Parallel V-B, 5,576 shares held by Pacven Associates V, 36,672 shares held by Pacven Associates V-QP, 59,210 shares held by Asian Venture, 59,210 shares held by International Venture, 59,210 shares held by International Venture III, 40,705 shares held by Seed Ventures, and 804,499 shares held by Pacven VI, 62,642 shares held by Pacven Parallel VI. The reporting person is a director of Seed Ventures III Pte Ltd and the sole director and a member of the Investment Committee of Pacven Walden Management V Co. Ltd. (“Pacven Mgmnt V”) and Pacven Walden Management VI Co. Ltd. (“Pacven Mgmnt VI”).  Pacven Mgmnt V is the general partner of Pacven V, Pacven Parallel V-A, Pacven Parallel V-B, Pacven Associates V-QP and Pacven Associates V.  Pacven Mgmnt VI is the general partner of Pacven VI and Pacven Parallel VI. The reporting person is also a director of Asia Venture, International Venture and International Venture III.  The reporting person disclaims beneficial ownership of these partnerships’ shares except as to the reporting person’s pecuniary interest in the partnerships.

(3)       On April 5, 2011, the Reporting Persons indirectly sold an aggregate of 391,000 shares in a registered public offering and currently holds 3,120,440 shares of Common Stock, representing a beneficial ownership of 11.3%, calculated based upon 27,729,683 shares of Common Stock outstanding as of November 2, 2011 as set forth in the Issuer’s most recent 10-Q filed with the Securities and Exchange Commission on November 4, 2011.

(4)       This percentage is calculated based upon 25,388,810 shares of Common Stock outstanding as of February 23, 2011 as set forth in the Issuer’s most recent 10-K filed with the Securities and Exchange Commissions on March 7, 2011.

CUSIP No. 45772F107	13 G

1	Names of Reporting Persons Andrew Kau

2	Check the Appropriate Box if a Member of a Group*
	(a)	☐
	(b)	☒ (1)

3	SEC Use Only

4	Citizenship or Place of Organization United States of America

Number of Shares Beneficially Owned by Each Reporting Person With	5	Sole Voting Power 0 shares

	6	Shared Voting Power 3,289,123 shares of Common Stock (2)(3)

	7	Sole Dispositive Power 0 shares

	8	Shared Dispositive Power 3,289,123 shares of Common Stock (2)(3)

9	Aggregate Amount Beneficially Owned by Each Reporting Person 3,289,123 shares of Common Stock (2)(3)

10	Check Box if the Aggregate Amount in Row (9) Excludes Certain Shares* ☐

11	Percent of Class Represented by Amount in Row 9 13.0% (4)

12	Type of Reporting Person* IN

(1)       This Schedule 13G is filed by Pacven Walden Ventures V, L.P. (“Pacven V”), Pacven Walden Ventures Parallel V-A C.V. (“Pacven Parallel V-A”), Pacven Walden Ventures Parallel V-B C.V. (“Pacven Parallel V-B”), Pacven Walden Ventures V Associates Fund, L.P. (“Pacven Associates V”), Pacven Walden Ventures V-QP Associates Fund, L.P. (“Pacven Associates V-QP”), Asian Venture Capital Investment Corp. (“Asian Venture”), International Venture Capital Investment Corp. (“International Venture”), International Venture Capital Investment III Corp. (“International Venture III”), Seed Ventures III Pte Ltd. (“Seed Ventures”), Pacven Walden Ventures VI, L.P. (“Pacven VI”), Pacven Walden Ventures Parallel VI, L.P. (“Pacven Parallel VI”), Lip-Bu Tan (“Tan”), Andrew Kau (“Kau”), Hock Voon Loo (“Loo”), Brian Chiang (“Chiang”) and Mary Coleman (“Coleman” and together with Pacven V, Pacven Parallel V-A, Pacven Parallel V-B, Pacven Associates V, Pacven Associates V-QP, Asian Venture, International Venture, International Venture III, Seed Ventures, Pacven VI, Pacven Parallel VI, Tan, Kau, Loo and Chiang, collectively, the “Reporting Persons”).  The Reporting Persons expressly disclaim status as a “group” for purposes of this Schedule 13G.

(2)       Includes: (i) 2,274,888 shares held by Pacven V, 52,423 shares held by Pacven Parallel V-A, 52,423 shares held by Pacven Parallel V-B, 5,576 shares held by Pacven Associates V, 36,672 shares held by Pacven Associates V-QP, 804,499 shares held by Pacven VI, and 62,642 shares held by Pacven Parallel VI.  The Reporting Person is a member of the Investment Committee of Pacven Walden Management V Co. Ltd. (“Pacven Mgmnt V”) and Pacven Walden Management VI Co. Ltd. (“Pacven Mgmnt VI”).  Pacven Mgmnt V is the general partner of Pacven V, Pacven Parallel V-A, Pacven Parallel V-B, Pacven Associates V-QP and Pacven Associates V.  Pacven Mgmnt VI is the general partner of Pacven VI and Pacven Parallel VI.  The reporting person disclaims beneficial ownership of these partnerships’ shares except as to the reporting person’s pecuniary interest in the partnerships.

(3)       On April 5, 2011, the Reporting Persons indirectly sold an aggregate of 366,660 shares in a registered public offering and currently holds 2,922,463 shares of Common Stock, representing a beneficial ownership of 10.5%, calculated based upon 27,729,683 shares of Common Stock outstanding as of November 2, 2011 as set forth in the Issuer’s most recent 10-Q filed with the Securities and Exchange Commission on November 4, 2011.

(4)       This percentage is calculated based upon 25,388,810 shares of Common Stock outstanding as of February 23, 2011 as set forth in the Issuer’s most recent 10-K filed with the Securities and Exchange Commissions on March 7, 2011.

CUSIP No. 45772F107	13 G

1	Names of Reporting Persons Hock Voon Loo

2	Check the Appropriate Box if a Member of a Group*
	(a)	☐
	(b)	☒ (1)

3	SEC Use Only

4	Citizenship or Place of Organization United States of America

Number of Shares Beneficially Owned by Each Reporting Person With	5	Sole Voting Power 0 shares

	6	Shared Voting Power 3,389,038 shares of Common Stock (2)(3)

	7	Sole Dispositive Power 0 shares

	8	Shared Dispositive Power 3,389,038 shares of Common Stock (2)(3)

9	Aggregate Amount Beneficially Owned by Each Reporting Person 3,389,038 shares of Common Stock (2)(3)

10	Check Box if the Aggregate Amount in Row (9) Excludes Certain Shares* ☐

11	Percent of Class Represented by Amount in Row 9 13.3% (4)

12	Type of Reporting Person* IN

(1)       This Schedule 13G is filed by Pacven Walden Ventures V, L.P. (“Pacven V”), Pacven Walden Ventures Parallel V-A C.V. (“Pacven Parallel V-A”), Pacven Walden Ventures Parallel V-B C.V. (“Pacven Parallel V-B”), Pacven Walden Ventures V Associates Fund, L.P. (“Pacven Associates V”), Pacven Walden Ventures V-QP Associates Fund, L.P. (“Pacven Associates V-QP”), Asian Venture Capital Investment Corp. (“Asian Venture”), International Venture Capital Investment Corp. (“International Venture”), International Venture Capital Investment III Corp. (“International Venture III”), Seed Ventures III Pte Ltd. (“Seed Ventures”), Pacven Walden Ventures VI, L.P. (“Pacven VI”), Pacven Walden Ventures Parallel VI, L.P. (“Pacven Parallel VI”), Lip-Bu Tan (“Tan”), Andrew Kau (“Kau”), Hock Voon Loo (“Loo”), Brian Chiang (“Chiang”) and Mary Coleman (“Coleman” and together with Pacven V, Pacven Parallel V-A, Pacven Parallel V-B, Pacven Associates V, Pacven Associates V-QP, Asian Venture, International Venture, International Venture III, Seed Ventures, Pacven VI, Pacven Parallel VI, Tan, Kau, Loo and Chiang, collectively, the “Reporting Persons”).  The Reporting Persons expressly disclaim status as a “group” for purposes of this Schedule 13G.

(2)       Includes: (i) 2,274,888 shares held by Pacven V, 52,423 shares held by Pacven Parallel V-A, 52,423 shares held by Pacven Parallel V-B, 5,576 shares held by Pacven Associates V, 36,672 shares held by Pacven Associates V-QP, 59,210 shares held by International Venture, 40,705 shares held by Seed Ventures, 804,499 shares held by Pacven VI, and 62,642 shares held by Pacven Parallel VI.  The Reporting Person is a director and the liquidator of Seed Ventures III Pte Ltd and a member of the Investment Committee of Pacven Walden Management V Co. Ltd. (“Pacven Mgmnt V”) and Pacven Walden Management VI Co. Ltd. (“Pacven Mgmnt VI”).  Pacven Mgmnt V is the general partner of Pacven V, Pacven Parallel V-A, Pacven Parallel V-B, Pacven Associates V-QP and Pacven Associates V.  Pacven Mgmnt VI is the general partner of Pacven VI and Pacven Parallel VI.  The reporting person is also a director of International Venture.  The reporting person disclaims beneficial ownership of these partnerships’ shares except as to the reporting person’s pecuniary interest in the partnerships.

(3)       On April 5, 2011, the Reporting Persons indirectly sold an aggregate of 377,798 shares in a registered public offering and currently holds 3,011,240 shares of Common Stock, representing a beneficial ownership of 10.9%, calculated based upon 27,729,683 shares of Common Stock outstanding as of November 2, 2011 as set forth in the Issuer’s most recent 10-Q filed with the Securities and Exchange Commission on November 4, 2011.

(4)       This percentage is calculated based upon 25,388,810 shares of Common Stock outstanding as of February 23, 2011 as set forth in the Issuer’s most recent 10-K filed with the Securities and Exchange Commissions on March 7, 2011.

CUSIP No. 45772F107	13 G

1	Names of Reporting Persons Brian Chiang

2	Check the Appropriate Box if a Member of a Group*
	(a)	☐
	(b)	☒ (1)

3	SEC Use Only

4	Citizenship or Place of Organization United States of America

Number of Shares Beneficially Owned by Each Reporting Person With	5	Sole Voting Power 0 shares

	6	Shared Voting Power 3,466,753 shares of Common Stock (2)(3)

	7	Sole Dispositive Power 0 shares

	8	Shared Dispositive Power 3,466,753 shares of Common Stock (2)(3)

9	Aggregate Amount Beneficially Owned by Each Reporting Person 3,466,753 shares of Common Stock (2)(3)

10	Check Box if the Aggregate Amount in Row (9) Excludes Certain Shares* ☐

11	Percent of Class Represented by Amount in Row 9 13.7% (4)

12	Type of Reporting Person* IN

(1)       This Schedule 13G is filed by Pacven Walden Ventures V, L.P. (“Pacven V”), Pacven Walden Ventures Parallel V-A C.V. (“Pacven Parallel V-A”), Pacven Walden Ventures Parallel V-B C.V. (“Pacven Parallel V-B”), Pacven Walden Ventures V Associates Fund, L.P. (“Pacven Associates V”), Pacven Walden Ventures V-QP Associates Fund, L.P. (“Pacven Associates V-QP”), Asian Venture Capital Investment Corp. (“Asian Venture”), International Venture Capital Investment Corp. (“International Venture”), International Venture Capital Investment III Corp. (“International Venture III”), Seed Ventures III Pte Ltd. (“Seed Ventures”), Pacven Walden Ventures VI, L.P. (“Pacven VI”), Pacven Walden Ventures Parallel VI, L.P. (“Pacven Parallel VI”), Lip-Bu Tan (“Tan”), Andrew Kau (“Kau”), Hock Voon Loo (“Loo”), Brian Chiang (“Chiang”) and Mary Coleman (“Coleman” and together with Pacven V, Pacven Parallel V-A, Pacven Parallel V-B, Pacven Associates V, Pacven Associates V-QP, Asian Venture, International Venture, International Venture III, Seed Ventures, Pacven VI, Pacven Parallel VI, Tan, Kau, Loo and Chiang, collectively, the “Reporting Persons”).  The Reporting Persons expressly disclaim status as a “group” for purposes of this Schedule 13G.

(2)       Includes: (i) 2,274,888 shares held by Pacven V, 52,423 shares held by Pacven Parallel V-A, 52,423 shares held by Pacven Parallel V-B, 5,576 shares held by Pacven Associates V, 36,672 shares held by Pacven Associates V-QP, 59,210 shares held by Asian Venture, 59,210 shares held by International Venture, 59,210 shares held by International Venture III, 804,499 shares held by Pacven VI, and 62,642 shares held by Pacven Parallel VI.  The Reporting Person is a member of the Investment Committee of Pacven Walden Management V Co. Ltd. (“Pacven Mgmnt V”) and Pacven Walden Management VI Co. Ltd. (“Pacven Mgmnt VI”).  Pacven Mgmnt V is the general partner of Pacven V, Pacven Parallel V-A, Pacven Parallel V-B, Pacven Associates V-QP and Pacven Associates V.  Pacven Mgmnt VI is the general partner of Pacven VI and Pacven Parallel VI. The reporting person is also the liquidator of Asian Ventures, International Venture and International Venture III.  The reporting person disclaims beneficial ownership of these partnerships’ shares except as to the reporting person’s pecuniary interest in the partnerships.

(3)       On April 5, 2011, the Reporting Persons indirectly sold an aggregate of 386,463 shares in a registered public offering and currently holds 3,080,290 shares of Common Stock, representing a beneficial ownership of 11.1%, calculated based upon 27,729,683 shares of Common Stock outstanding as of November 2, 2011 as set forth in the Issuer’s most recent 10-Q filed with the Securities and Exchange Commission on November 4, 2011.

(4)       This percentage is calculated based upon 25,388,810 shares of Common Stock outstanding as of February 23, 2011 as set forth in the Issuer’s most recent 10-K filed with the Securities and Exchange Commissions on March 7, 2011.

CUSIP No. 45772F107	13 G

1	Names of Reporting Persons Mary Coleman

2	Check the Appropriate Box if a Member of a Group*
	(a)	☐
	(b)	☒ (1)

3	SEC Use Only

4	Citizenship or Place of Organization United States of America

Number of Shares Beneficially Owned by Each Reporting Person With	5	Sole Voting Power 0 shares

	6	Shared Voting Power 3,289,123 shares of Common Stock (2)(3)

	7	Sole Dispositive Power 0 shares

	8	Shared Dispositive Power 3,289,123 shares of Common Stock (2)(3)

9	Aggregate Amount Beneficially Owned by Each Reporting Person 3,289,123 shares of Common Stock (2)(3)

10	Check Box if the Aggregate Amount in Row (9) Excludes Certain Shares* ☐

11	Percent of Class Represented by Amount in Row 9 13.0% (4)

12	Type of Reporting Person* IN

(1)       This Schedule 13G is filed by Pacven Walden Ventures V, L.P. (“Pacven V”), Pacven Walden Ventures Parallel V-A C.V. (“Pacven Parallel V-A”), Pacven Walden Ventures Parallel V-B C.V. (“Pacven Parallel V-B”), Pacven Walden Ventures V Associates Fund, L.P. (“Pacven Associates V”), Pacven Walden Ventures V-QP Associates Fund, L.P. (“Pacven Associates V-QP”), Asian Venture Capital Investment Corp. (“Asian Venture”), International Venture Capital Investment Corp. (“International Venture”), International Venture Capital Investment III Corp. (“International Venture III”), Seed Ventures III Pte Ltd. (“Seed Ventures”), Pacven Walden Ventures VI, L.P. (“Pacven VI”), Pacven Walden Ventures Parallel VI, L.P. (“Pacven Parallel VI”), Lip-Bu Tan (“Tan”), Andrew Kau (“Kau”), Hock Voon Loo (“Loo”), Brian Chiang (“Chiang”) and Mary Coleman (“Coleman” and together with Pacven V, Pacven Parallel V-A, Pacven Parallel V-B, Pacven Associates V, Pacven Associates V-QP, Asian Venture, International Venture, International Venture III, Seed Ventures, Pacven VI, Pacven Parallel VI, Tan, Kau, Loo and Chiang, collectively, the “Reporting Persons”).  The Reporting Persons expressly disclaim status as a “group” for purposes of this Schedule 13G.

(2)       Includes: (i) 2,274,888 shares held by Pacven V, 52,423 shares held by Pacven Parallel V-A, 52,423 shares held by Pacven Parallel V-B, 5,576 shares held by Pacven Associates V, 36,672 shares held by Pacven Associates V-QP, 804,499 shares held by Pacven VI, and 62,642 shares held by Pacven Parallel VI.  The Reporting Person is a member of the Investment Committee of Pacven Walden Management V Co. Ltd. (“Pacven Mgmnt V”) and Pacven Walden Management VI Co. Ltd. (“Pacven Mgmnt VI”).  Pacven Mgmnt V is the general partner of Pacven V, Pacven Parallel V-A, Pacven Parallel V-B, Pacven Associates V-QP and Pacven Associates V.  Pacven Mgmnt VI is the general partner of Pacven VI and Pacven Parallel VI.  The reporting person disclaims beneficial ownership of these partnerships’ shares except as to the reporting person’s pecuniary interest in the partnerships.

(3)       On April 5, 2011, the Reporting Persons indirectly sold an aggregate of 366,660 shares in a registered public offering and currently holds 2,922,463 shares of Common Stock, representing a beneficial ownership of 10.5%, calculated based upon 27,729,683 shares of Common Stock outstanding as of November 2, 2011 as set forth in the Issuer’s most recent 10-Q filed with the Securities and Exchange Commission on November 4, 2011.

(4)       This percentage is calculated based upon 25,388,810 shares of Common Stock outstanding as of February 23, 2011 as set forth in the Issuer’s most recent 10-K filed with the Securities and Exchange Commissions on March 7, 2011.

Introductory Note: This Statement on Schedule 13G is filed on behalf of the Reporting Persons, in respect of shares of Common Stock, par value $0.001 per share (“Common Stock”), of Inphi Corporation (the “Issuer”).

Item 1
(a)	Name of Issuer: Inphi Corporation
Address of Issuer’s Principal Executive Offices: 3945 Freedom Circle, Suite 1100 Santa Clara, CA 95054

Item 2
(a)

Name of Person(s) Filing:
Pacven Walden Ventures V, L.P. (“Pacven V”)

Pacven Walden Ventures Parallel V-A C.V. (“Pacven Parallel V-A”)

Pacven Walden Ventures Parallel V-B C.V. (“Pacven Parallel V-B”)

Pacven Walden Ventures V Associates Fund, L.P. (“Pacven Associates V”)

Pacven Walden Ventures V-QP Associates Fund, L.P. (“Pacven Associates V-QP”)

Asian Venture Capital Investment Corp. (“Asian Venture”)

International Venture Capital Investment Corp. (“International Venture”)

International Venture Capital Investment III Corp. (“International Venture III”)

Seed Ventures III Pte Ltd. (“Seed Ventures”)

Pacven Walden Ventures VI, L.P. (“Pacven VI”)

Pacven Walden Ventures Parallel VI, L.P. (“Pacven Parallel VI”)

Lip-Bu Tan (“Tan”)

Andrew Kau (“Kau”)

Hock Voon Loo (“Loo”)

Brian Chiang (“Chiang”)

Mary Coleman (“Coleman”)

(b)	Address of Principal Business Office: One California Street, Suite 2800 San Francisco, CA 94111
(b)	Citizenship:

Entities:	Pacven V	-	Cayman Islands
	Pacven Parallel V-A	-	Netherlands
	Pacven Parallel V-B	-	Netherlands
	Pacven Associates V	-	Cayman Islands
	Pacven Associates V-QP	-	Cayman Islands
	Asian Venture	-	Taiwan
	International Venture	-	Taiwan
	International Venture III	-	Taiwan
	Seed Ventures	-	Singapore
	Pacven VI	-	Cayman Islands
	Pacven Parallel VI	-	Cayman Islands

Individuals:	Tan	-	United States of America
	Kau	-	United States of America
	Loo	-	Singapore
	Chiang	-	United States of America
	Coleman	-	United States of America

(d)	Title of Class of Securities: Common Stock
(e)	CUSIP Number: 45772F107

Item 3	Not applicable.

Item 4	Ownership.
The following information with respect to the ownership of the Common Stock by the Reporting Persons filing this statement on Schedule 13G is provided as of January 3, 2012:

Reporting Persons	Shares Held Directly	Sole Voting Power	Shared Voting Power	Sole Dispositive Power	Shared Dispositive Power	Beneficial Ownership	Percentage of Class (1)
Pacven V	2,274,888	2,274,888	0	2,274,888	0	2,274,888	9.0%
Pacven Parallel V-A	52,423	52,423	0	52,423	0	52,423	0.2%
Pacven Parallel V-B	52,423	52,423	0	52,423	0	52,423	0.2%
Pacven Associates V	5,576	5,576	0	5,576	0	5,576	0.1%
Pacven Associates V-QP	36,672	36,672	0	36,672	0	36,672	0.1%
Asian Venture	59,210	59,210	0	59,210	0	59,210	0.2%
International Venture	59,210	59,210	0	59,210	0	59,210	0.2%
International Venture III	59,210	59,210	0	59,210	0	59,210	0.2%
Seed Ventures	40,705	40,705	0	40,705	0	40,705	0.2%
Pacven VI	804,499	804,499	0	804,499	0	804,499	3.2%
Pacven Parallel VI	62,642	62,642	0	62,642	0	62,642	0.2%
Tan	3,982	3,982	3,507,458	3,982	3,507,458	3,511,440	13.8%
Kau	0	0	3,289,123	0	3,289,123	3,289,123	13.0%
Loo	0	0	3,389,038	0	3,389,038	3,389,038	13.3%
Chiang	0	0	3,466,753	0	3,466,753	3,466,753	13.7%
Coleman	0	0	3,289,123	0	3,289,123	3,289,123	13.0%

(1)   This percentage is calculated based upon 25,388,810 shares of Common Stock outstanding as of February 23, 2011 as set forth in the Issuer’s most recent 10-K filed with the Securities and Exchange Commissions on March 7, 2011.

Item 5	Ownership of Five Percent or Less of a Class.

If this statement is being filed to report the fact that as of the date hereof, the Reporting Persons have ceased to be the beneficial owner of more than five percent of the class of securities, check the following:    ☐

Item 6	Ownership of More than Five Percent on Behalf of Another Person.
Not applicable.

Item 7	Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on By the Parent Holding Company.
Not applicable.

Item 8	Identification and Classification of Members of the Group.
Not applicable.

Item 9	Notice of Dissolution of Group.
Not applicable.

Item 10	Certification.
Not applicable.

SIGNATURE

After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Dated: February 1, 2012

Pacven Walden Ventures V, L.P.

By:	Pacven Walden Management V Co. Ltd
Its:	General Partner

By:	/s/ Lip-Bu Tan
Name:	Lip-Bu Tan, Director

Pacven Walden Ventures Parallel V-A C.V.

By:	Pacven Walden Management V Co. Ltd
Its:	General Partner

By:	/s/ Lip-Bu Tan
Name:	Lip-Bu Tan, Director

Pacven Walden Ventures Parallel V-B C.V.

By:	Pacven Walden Management V Co. Ltd
Its:	General Partner

By:	/s/ Lip-Bu Tan
Name:	Lip-Bu Tan, Director

Pacven Walden Ventures V Associates Fund, L.P.

By:	Pacven Walden Management V Co. Ltd
Its:	General Partner

By:	/s/ Lip-Bu Tan
Name:	Lip-Bu Tan, Director

Pacven Walden Ventures V-QP Associates Fund, L.P.

By:	Pacven Walden Management V Co. Ltd
Its:	General Partner

By:	/s/ Lip-Bu Tan
Name:	Lip-Bu Tan, Director

Asian Venture Capital Investment Corp.

By:	/s/ Lip-Bu Tan

Name:	Lip-Bu Tan, President

International Venture Capital Investment Corp.

By:	/s/ Lip-Bu Tan

Name:	Lip-Bu Tan, President

International Venture Capital Investment III Corp.

By:	/s/ Lip-Bu Tan

Name:	Lip-Bu Tan, President

Seed Ventures III Pte Ltd.

By:	/s/ Hock Voon Loo

Name:	Hock Voon Loo, Director

Pacven Walden Ventures VI, L.P.

By:	Pacven Walden Management V Co. Ltd
Its:	General Partner

By:	/s/ Lip-Bu Tan
Name:	Lip-Bu Tan, Director

Pacven Walden Ventures Parallel VI, L.P.

By:	Pacven Walden Management V Co. Ltd
Its:	General Partner

By:	/s/ Lip-Bu Tan
Name:	Lip-Bu Tan, Director

/s/ Lip-Bu Tan
Lip-Bu Tan

/s/ Andrew Kau
Andrew Kau

/s/ Hock Voon Loo
Hock Voon Loo

/s/ Brian Chiang
Brian Chiang

/s/ Mary Coleman
Mary Coleman

Exhibit(s):

A - Joint Filing Statement

EXHIBIT A

JOINT FILING STATEMENT

We, the undersigned, hereby express our agreement that the attached Schedule 13G (or any amendments thereto) relating to the Common Stock of Inphi Corporation is filed on behalf of each of us.

Dated: February 1, 2012

Pacven Walden Ventures V, L.P.

By:	Pacven Walden Management V Co. Ltd
Its:	General Partner

By:	/s/ Lip-Bu Tan
Name:	Lip-Bu Tan, Director

Pacven Walden Ventures Parallel V-A C.V.

By:	Pacven Walden Management V Co. Ltd
Its:	General Partner

By:	/s/ Lip-Bu Tan
Name:	Lip-Bu Tan, Director

Pacven Walden Ventures Parallel V-B C.V.

By:	Pacven Walden Management V Co. Ltd
Its:	General Partner

By:	/s/ Lip-Bu Tan
Name:	Lip-Bu Tan, Director

Pacven Walden Ventures V Associates Fund, L.P.

By:	Pacven Walden Management V Co. Ltd
Its:	General Partner

By:	/s/ Lip-Bu Tan
Name:	Lip-Bu Tan, Director

Pacven Walden Ventures V-QP Associates Fund, L.P.

By:	Pacven Walden Management V Co. Ltd
Its:	General Partner

By:	/s/ Lip-Bu Tan
Name:	Lip-Bu Tan, Director

Asian Venture Capital Investment Corp.

By:	/s/ Lip-Bu Tan

Name:	Lip-Bu Tan, President

International Venture Capital Investment Corp.

By:	/s/ Lip-Bu Tan

Name:	Lip-Bu Tan, President

International Venture Capital Investment III Corp.

By:	/s/ Lip-Bu Tan

Name:	Lip-Bu Tan, President

Seed Ventures III Pte Ltd.

By:	/s/ Hock Voon Loo

Name:	Hock Voon Loo, Director

Pacven Walden Ventures VI, L.P.

By:	Pacven Walden Management V Co. Ltd
Its:	General Partner

By:	/s/ Lip-Bu Tan
Name:	Lip-Bu Tan, Director

Pacven Walden Ventures Parallel VI, L.P.

By:	Pacven Walden Management V Co. Ltd
Its:	General Partner

By:	/s/ Lip-Bu Tan
Name:	Lip-Bu Tan, Director

/s/ Lip-Bu Tan
Lip-Bu Tan

/s/ Andrew Kau
Andrew Kau

/s/ Hock Voon Loo
Hock Voon Loo

/s/ Brian Chiang
Brian Chiang

/s/ Mary Coleman
Mary Coleman